Exhibit 5.1

Stradling Yocca Carlson & Rauth
A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000
SAN DIEGO (858) 720-2150
SAN FRANCISCO (415) 283-2240
SANTA BARBARA (805) 564-0065
SACRAMENTO (916) 449-2350

December 24, 2012

EMCORE Corporation
10420 Research Road, SE
Albuquerque, NM 87123

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by EMCORE Corporation, a New Jersey corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,000,000 shares of the Registrant's common stock, no par value (the “Shares”), reserved for issuance pursuant to the Registrant's 2012 Equity Incentive Plan (the “2012 Plan”).
We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Registrant in connection with the authorization, issuance and sale of the Shares.
Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the respective terms and conditions of the 2012 Plan will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Stradling Yocca Carlson & Rauth

Stradling Yocca Carlson & Rauth